Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 4, 2016 with respect to the consolidated financial statements of Boulder Brands, Inc. included in the Registration Statement on this Form S-4 and related Prospectus of Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. for the registration of $350,000,000 of Senior Notes due 2024.

/s/ Ernst & Young LLP

Metropark, New Jersey

August 17, 2016